Filed Pursuant to Rule 424(b)(3)

Registration No. 333-210038

Prospectus Supplement No. 2

(to Prospectus dated March 18, 2016)

12,342,021 Shares

Summit Materials, Inc.

Class A Common Stock

This Prospectus Supplement No. 2, dated May 31, 2016 (this “Supplement”), is being filed to update, amend and supplement the information previously included in our prospectus, dated March 18, 2016, as supplemented on May 5, 2016 (the “Prospectus”), with the information contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Summit Materials, Inc. on May 27, 2016 (the “Report”). Any document, exhibit or information contained in the Report that has been deemed furnished and not filed in accordance with SEC rules shall not be included in this Supplement. We have attached the Report to this Supplement. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.

Investing in shares of our Class A common stock involves risks. See “Risk Factors” on page 2 of the Prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 31, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2016

SUMMIT MATERIALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36873	47-1984212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

(303) 893-0012

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2016, the Board of Directors (the “Board”) of Summit Materials, Inc. (the “Company”) increased the size of the Board from seven to eight members and appointed Joseph S. Cantie as a director of the Company, effective immediately, to fill the resulting vacancy. The Board affirmatively determined that Mr. Cantie is independent under the guidelines for director independence set forth in the Company’s Corporate Governance Guidelines and under applicable New York Stock Exchange rules. Mr. Cantie will serve as a Class I director whose term will expire at the Company’s 2019 annual meeting of stockholders. Mr. Cantie was also appointed to serve on the Audit Committee of the Board.

Mr. Cantie will receive the Company’s standard compensation provided for directors who are not employees of the Company or The Blackstone Group L.P., which consists of an annual cash retainer of $100,000, prorated for Mr. Cantie’s service in 2016, and an annual equity award valued at $100,000. In addition, the chairperson of the Board receives an additional $150,000 in cash compensation, and the respective chairpersons of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee (unless such person is also the chairperson of the Board) receive an additional $15,000, $10,000 and $10,000, respectively, in cash compensation. Directors who are not employed by the Company or The Blackstone Group L.P. may also receive compensation, from time to time, for service on any special committees of the Board. The Company may reimburse directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 26, 2016, the Company held its 2016 annual meeting of stockholders. At the annual meeting, stockholders voted on the matters disclosed in the Company’s definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 12, 2016 (the “Proxy Statement”). The final voting results for the matters submitted to a vote of stockholders were as follows:

Proposal No. 1 – Election of Directors

At the annual meeting, the Company’s stockholders elected the persons listed below as Class I directors for a three-year term expiring at the Company’s 2019 annual meeting of stockholders or until their respective successors are duly elected and qualified:

	Votes For	Votes Withheld	Broker Non-Votes
Thomas W. Hill	74,941,771	16,752,992	4,481,430
Neil P. Simpkins	64,330,405	27,364,358	4,481,430

Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm

The Company’s stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
95,512,206	629,169	34,818	N/A

Proposal No. 3 – Non-Binding Vote on Executive Compensation

The Company’s stockholders approved, in a non-binding advisory vote, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
89,185,550	2,465,573	43,640	4,481,430

Proposal No. 4 – Non-Binding Vote on the Frequency of Future Advisory Votes on Executive Compensation

The Company’s stockholders voted, in a non-binding advisory vote, on whether a stockholder vote to approve the compensation paid to the Company’s named executive officers should occur every one, two or three years as set forth below.

1 Year	2 Years	3 Years	Votes Abstained	Broker Non-Votes
86,188,103	3,544,563	1,924,682	37,415	4,481,430

In light of this vote, the Company intends to include an advisory stockholder vote to approve the compensation paid to its named executive officers every year until the next required vote on the frequency of stockholder votes on the compensation of named executive officers. The Company is required to hold a vote on frequency every six years.

Item 7.01. Regulation FD Disclosure.

On May 26, 2016, the Company issued a press release announcing the results of the 2016 annual meeting of stockholders and the appointment of Mr. Cantie to the Board. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information included under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99,1, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically incorporated by reference into any such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Summit Materials, Inc. dated May 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, INC.

Date: May 31, 2016	By:	/s/ Anne Lee Benedict
	Name:	Anne Lee Benedict
	Title:	Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release of Summit Materials, Inc. dated May 26, 2016.